EXHIBIT 10.3

BULLMARKETMADNESS.COM LLC.
CONSULTING AGREEMENT

     This Consulting Agreement (the “Agreement”) is made as of this 15th day of November 2007 by and between BullMarketMadness.com, LLC, a Delaware Corporation with principal offices at 1776 Park Avenue #4 Suite 220 Park City, Utah 84060 (“Consultant”) and Cardtrend International Inc. a Nevada corporation with offices at 800 5th Avenue, Suite 4100Seattle, WA 98104 (the “Company”).

     WHEREAS, Consultant has substantial expertise that may be useful to the Company, which the Company desires to obtain; and

    WHEREAS, the Company desires Consultant to provide certain consulting services to the Company and Consultant is agreeable to performing such services for the Company;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, the parties hereto agree as follows:

     1.      APPOINTMENT.

    The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

      2.      TERM.

     The term of this Agreement shall commence on the date of this Agreement as set forth above and shall terminate on the second year anniversary of the date of this Agreement, unless terminated earlier as specified in Clause 11.(a).

      3.      SERVICES.

     During the term of this agreement, Consultant will provide full service turnkey Investor Relations / Investor Awareness and Public Relations Programs including the following functions:

     a. Develop and implement a major restructuring theme that presents the Company’s turnaround story to current shareholders and potential new shareholders. The Consultant’s programs will include communications through mail and telephone on a daily basis. Connsultant will provide an intensive awareness campaign on www.BullMarketMadness.com’s website and several other affiliate websites. Additionally, Consultant will disseminate periodic letters to shareholder base such as Letters from The CEO/President. The letters will give updates as to our progress and development once listed back on the OTC BB.

     b. Structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support. The core drivers of this program will be to create institutional and retail buying in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications, coupled with 1-to-1 selling and leveraging the Company’s image to attract additional long term investors and to create additional opportunities in M&A and Business Development. As share price is affected by various factors, BMM can give no assurance that the marketing program will result in an increase in the Company’s stock price.

     c. Assumption of the responsibilities of an in-house Investor Relations function for the Company on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. BMM will work in conjunction with the Company’s management, securities counsel, investment bankers and auditors to assist in the timely filing of Annual and Quarterly reports. The services covered by the IR function will include:

- Campaign Development and Execution
- Press Announcements: drafting, approval and distribution
- Database Development and Management
- Messaging: institutional and retail
- Website compliance with SEC Regulations
- Email messaging: targets; Retail and Institutional / Other databases
- Direct Mail: shareholder, media, XYZ relationship universe
- Public Relations
- Production of an Independent Research Report for distribution to BMM’s data base of investors/shareholders and the Company’s current shareholders and potential shareholders.

     d. BMM understands that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and BMM will follow the direction of the Company and its securities counsel.

      4.      DUTIES OF THE COMPANY.

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all filings with all federal and state securities agencies; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services. Notwithstanding the foregoing, the Company shall not provide Consultant with any information which is considered to be material non-public information. The Company will furnish current DTC sheets, NoBo List and shareholder list as soon a possible after execution of this agreement.

      5.      COMPENSATION.

     Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:

      (a) The Company shall issue to Consultant 750,000 restricted shares of common stock of the Company. All shares shall be issued at the outset of the contract and shall be delivered in four tranches of 187,500 shares each, as follows:

      187,500 shares on contract signing
      187,500 shares on April 1, 2008
      187,500 shares on Oct. 1, 2008
      187,500 shares on April 1, 2009

      (b) The Company shall pay a monthly fee of $2,500.00 per month for the term of this Agreement. . Such monthly fee shall be due on the fifteenth day of each month commencing November 15, 2007. These monthly fees will be accrued if the company is unable to make the payments. Upon the funding of Cardtrend International Inc. in a minimum amount of $500,000, the Consultant will be paid all accrued fees due.

     (c) The Company shall issue to the Consultant a common stock purchase warrant to purchase 500,000 shares of common stock of the Company at a price per share of $ 0.40 (the “Warrant Shares”). Consultant’s rights regarding these shares shall vest immediately and Consultant may exercise the right to purchase the Warrant Shares at any time. The Warrant Shares shall be included in the next registration statement filed by the Company or the next S-8 registration statement filed by the Company, whichever is filed sooner (the “Registration Statement”). In consideration of Consultant’s agreement to engage in various efforts on behalf of the Company, the Company hereby agrees to exercise “best efforts” to effectuate the effectiveness of the Registration Statement as soon as practicable following the filing of such Registration Statement.

      6.      BENEFICIAL OWNERSHIP OF SHARES.

     The Consultant’s beneficial ownership of common stock of the Company shall not exceed 4.9% of the outstanding shares of the Company’s common stock. For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder. Consultant may waive the limitations set forth herein by sixty-one (61) days written notice to the Company.

      7.      COSTS AND EXPENSES.

     Wherever possible the Company and the Consultant will work together to develop expense budgets to be mutually approved in advance which will serve as the guideline for incurring and approving expenses related to the Consultant’s activities. In all other cases reimbursement of expenses will be subject to the prior approval of the Company, which approval shall not be unreasonably withheld. The Company acknowledges that the Consultant, in providing his services shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and courier charges. Consultant shall provide the Company with a detailed accounting of monthly expenses related to the Agreement. Payment for these expenses shall be made to Consultant within 30 days after submission to the Company.

      8.      INDEMNIFICATION.

     (a) The Company agrees to indemnify, defend, and shall hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of the Company's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of the Company, or any of the Company’s content to be provided by the Company and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

     (b) Consultant agrees to indemnify, defend, and shall hold harmless the Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

     (c) Notice. In claiming indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

      9.      INDEPENDENT CONTRACTOR STATUS.

      It is understood and agreed that Consultant will for all purposes hereof be deemed to be an independent contractor and will not, unless otherwise expressly authorized by the Company, have any authority to act for or represent the Company in any way, execute any transaction on behalf of the Company or otherwise be deemed an agent of the Company. No federal, state or local withholding deductions will be withheld from any amounts owed by the Company to Consultant hereunder unless otherwise required by law.

      10.      CONFIDENTIALITY

      The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Consultant, unless expressly agreed to by the Consultant or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

      11.      MISCELLANEOUS.

      (a) Termination. The term of this agreement is two years from the date of this agreement and termination before the expiry date by either party can be (i) for cause or (ii) upon three months notice by either party.. Cause by either party consists of the commitment of illegal acts under US or other applicable laws by the other party, a breach of the fundamental undertakings and terms of this agreement or the supply of misleading or inaccurate information by one party to the other. Termination for cause requires the terminating party to serve written notice to the other party and such shall be effective within [five (5)] business days from the date of such notice. In case of Termination for cause, Consultant shall not be entitled to the monthly fee and undelivered tranches of shares. Termination upon three months notice by either party requires written notice to the other party. In case of Termination by the Comp any the Consultant shall be entitled to the next tranche of shares payable under this contract, but the monthly fee of $2,500 shall terminate at the end of the notice period.

      (b) Modification. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both Parties.

      (c) Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such party set forth above or to such other address or facsimile telephone number as the party shall have furnished in writing to the other party.

     (d) Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

      (e) Assignment. The Option Shares granted under this Agreement are assignable at the sole discretion of the Consultant.

      (f) Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     (g) Disagreements. Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles, California. The interpretation and the enforcement of this Agreement shall be governed by the laws of the State of California as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing party (as determined by the arbiter(s)) shall be entitled to recover that party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     Each party may sign identical counterparts of this Agreement with the same effect as if both parties signed the same document. A copy of this Agreement signed by one party and delivered by facsimile or electronic transmission to the other party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such party.

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

Cardtrend International Inc.	BullMarketMadness.com, LLC

ROBERT G. CLARKE	SCOTT MAC CAUGHERN
Name: Robert G. Clarke	Name: Scott Mac Caughern
Title: Director (Chairman)